Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	T 303•858•8358 F 303•858•8431 gevo.com

Gevo Reports Third Quarter 2018 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 MST

●	Reports revenue of $8.6 million for the quarter

●	Reports loss from operations of $6.1 million for the quarter

●	Reports non-GAAP cash EBITDA loss[1] of $4.2 million for the quarter

●	Reports net loss per share of ($0.85) for the quarter

●	Reports non-GAAP adjusted net loss per share[2] of ($0.85) for the quarter

●	Ended the quarter with cash and cash equivalents of $38.3 million

ENGLEWOOD, Colo. – November 6, 2018 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months and nine months ended September 30, 2018.

“In this quarter, based on having a sufficient amount of cash on the balance sheet, we made the decision to take the first steps to execute on our strategy to decarbonize our production facility in Luverne, Minnesota. In particular, we began construction to install the Shockwave Thermodynamic Corn Fractionation Process and related drying equipment which we expect to be operational during the first six months of 2019. We see that it is possible that with certain process optimizations, equipment improvements, and by displacing some of our fossil-based energy sources with renewable energy sources, we could make our Luverne facility one of the lowest carbon intensity score advanced biofuel production facilities in the United States. This should translate into increased revenues and margins for Gevo because of the value associated with low-carbon products. We also began engineering work for the expansion of our isobutanol, jet fuel, and isooctane production capabilities,” said Patrick Gruber, Chief Executive Officer of Gevo.

Key highlights for the quarter and key subsequent events included:

●	As of September 30, 2018, Gevo had cash and cash equivalents of $38.3 million, compared with $11.6 million at December 31, 2017.

●

Sales of Gevo products increased by 11.4% for the three months ended September 30, 2018 compared to the same period in 2017, primarily due to increased production of ethanol and distiller grains and increased sales of renewable hydrocarbons.

●	As of September 30, 2018, net cash used in operating activities was $10.2 million, compared with $16.4 million in the same period in 2017.

●

On August 14, 2018, Gevo entered into two separate operating leases and service agreements with Shockwave LLC to install Shockwave’s Thermodynamic Corn Fractionation Process as well as related technology and equipment (collectively the “Shockwave Process”) at Gevo’s production facility in Luverne, Minnesota (the “Luverne Facility”). The Shockwave Process is expected to improve profitability of the Luverne Facility by lowering the cost of ethanol and isobutanol production, increasing the number and value of feed and protein products, producing corn oil for food use, and helping to lower the overall carbon footprint for the facility. The Shockwave Process is expected to be operational during the first quarter of 2019. The deployment of the Shockwave Process is an important step of Gevo’s previously announced strategy to deploy capital at the Luverne Facility to use lower amounts of fossil-based energy sources to improve the carbon intensity score of Gevo’s products.

1 Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

2 Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

●

On September 12, 2018, Gevo and Virgin Australia Airlines, with the support of the Queensland Government, accomplished another industry first by being the first companies to supply renewable jet fuel to a commercial airport infrastructure in Australia. Like the Fly Green Day at Chicago O’Hare International Airport in 2017, Gevo’s renewable jet fuel was supplied using the general fuel system at Brisbane Airport.

 Outlook for 2018

As previously disclosed, Gevo provided the following guidance relating to its operations for 2018: (i) Gevo expects to sell approximately 19 million gallons or more of ethanol and approximately 56 thousand tons of animal feed product; (ii) Gevo expects to generate $34-37 million of revenue in 2018; and (iii) Gevo expects that its cash burn for 2018 will be approximately 30% lower than in 2017.

As of September 30, 2018, Gevo has produced approximately 15 million gallons of ethanol and approximately 43 thousand tons of animal feed product. As such, Gevo expects to meet its production guidance for the year ending December 31, 2018. As of September 30, 2018, Gevo had generated $25.1 million of revenue. As such, dependent upon commodity prices for ethanol during the fourth quarter of 2018, Gevo expects to meet its revenue guidance for the year ending December 31, 2018.

Consistent with Gevo’s strategy and as a result of Gevo’s improved financial condition, Gevo elected to pursue certain capital improvement projects to improve Gevo’s profitability during the quarter. As a result, Gevo is withdrawing its guidance of a 30% cash burn reduction. While the cash burn for 2018 will not be 30% lower than 2017, Gevo expects that it will be less than the total of 2017. The additional expenditures include the following: (i) capital expenditures at the Luverne Facility to lower the overall carbon footprint of the facility and improve the value of its animal feed and corn oil products, by implementing the Shockwave Process; (ii) capital expenditures at Gevo’s production facility located at South Hampton Resources, Inc. located in Silsbee, TX to increase the production capacity of Gevo’s renewable isobutanol to alcohol-to-jet, isooctane and isooctene; (iii) capital expenditures to repair two fermentation vessels at the Luverne Facility, and (iv) beginning engineering for increased production of isobutanol and hydrocarbons consistent with market demand.

Financial Highlights

Revenues for the three months ended September 30, 2018 were $8.6 million compared with $7.7 million in the same period in 2017. During the third quarter of 2018, revenues derived at the Luverne Facility related to ethanol sales and related products were $8.1 million, an increase of approximately $0.7 million from the same period in 2017. This was primarily a result of increased ethanol production and distiller grain prices in the third quarter of 2018 versus the same period in 2017.

During the three months ended September 30, 2018, hydrocarbon revenues were $0.5 million compared with $0.2 million in the same period in 2017 primarily as a result of increased customer shipments. Gevo’s hydrocarbon revenues are comprised of sales of alcohol-to-jet fuel, isooctane and isooctene.

Cost of goods sold was $10.6 million for the three months ended September 30, 2018, compared with $9.7 million in the same period in 2017, primarily as a result of increased ethanol production. Cost of goods sold included approximately $9.1 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended September 30, 2018.

Gross loss was $2.1 million for the three months ended September 30, 2018, versus a $2.0 million gross loss in the same period in 2017.

Research and development expense increased by $0.6 million during the three months ended September 30, 2018, compared with the same period in 2017, due primarily to investments at Gevo’s production facility located at South Hampton Resources to increase production of alcohol-to-jet fuel, isooctane and isooctene.

Selling, general and administrative expense increased by $0.3 million during the three months ended September 30, 2018, compared with the same period in 2017, due primarily to an increase in employee-related expenses.

Loss from operations in the three months ended September 30, 2018 was $6.1 million, compared with a $5.1 million loss from operations in the same period in 2017.

Non-GAAP cash EBITDA loss in the three months ended September 30, 2018 was $4.2 million, compared with a $3.4 million non-GAAP cash EBITDA loss in the same period in 2017.

Interest expense in the three months ended September 30, 2018 was $0.8 million, a decrease of $0.05 million as compared to the same period in 2017, primarily due to a decline in outstanding debt.

During the three months ended September 30, 2018, Gevo also incurred a net non-cash loss of $7,000 during the quarter associated with the quarterly mark-to-market valuation of the 2020 Notes embedded derivative at September 30, 2018.During the three months ended September 30, 2018, Gevo incurred a non-cash gain of $5,000 on changes in the fair value of the derivative warrant liability.

Gevo incurred a net loss for the three months ended September 30, 2018 of $6.9 million, compared with a net loss of $4.2 million during the same period in 2017. Approximately $2,000 of the $6.9 million loss was comprised of the above non-cash losses during the three-months ended September 30, 2018. Accordingly, the non-GAAP adjusted net loss for the three months ended September 30, 2018 was $6.9 million, compared with a non-GAAP adjusted net loss of $5.9 million during the same period in 2017.3

The cash position at September 30, 2018 was $38.3 million and the total principal face value of the outstanding debt was $13.7 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick R. Gruber, Chief Executive Officer, Bradford K. Towne, Chief Accounting Officer, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 47697834.

A replay of the call and webcast will be available two hours after the conference call ends on November 6, 2018. To access the replay, please dial 1(888) 843-7419 (inside the US) or 1(630) 652-3042 (outside the US) and reference the access code 47697834#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a next generation “low-carbon” fuel company focused on the development and commercialization of renewable alternatives to petroleum-based products. Low-carbon fuels reduce the carbon intensity, or the level of greenhouse gas emissions, compared to standard fossil-based fuels across their lifecycle. The most common low-carbon fuels are renewable fuels. Gevo is focused on the development and production of mainstream fuels like gasoline and jet fuel using renewable feedstocks that have the potential to lower greenhouse gas emissions at a meaningful scale and enhance agricultural production, including food and other related products. In addition to serving the low-carbon fuel markets, through Gevo’s technology, Gevo can also serve markets for the production of chemical intermediate products for solvents, plastics, and building block chemicals. Learn more at our website: www.gevo.com.

3 Adjusted Net Loss is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss to GAAP net loss is provided in the financial statement tables following this release.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s timing and ability to produce low-carbon ethanol using the Shockwave Process or otherwise, the ability of Gevo to develop markets for its products, the ability of Gevo to become profitable and execute on its plans and strategy, the ability of Gevo to enter into binding offtake, sales or supply agreements for its products, the ability of Gevo to produce isobutanol or related hydrocarbon products at its Luverne, Minnesota production facility, the ability of Gevo to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2017, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted new loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives . Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Ethanol sales and related products, net	$8,071	$7,376	$25,102	$19,709
Hydrocarbon revenue	504	235	1,111	984
Grant and other revenue	–	88	25	163
Total revenues	8,575	7,699	26,238	20,856

Cost of goods sold	10,628	9,709	31,904	28,822

Gross loss	(2,053)	(2,010)	(5,666)	(7,966)

Operating expenses
Research and development expense	1,865	1,210	4,123	4,318
Selling, general and administrative expense	2,190	1,893	5,697	6,190
Total operating expenses	4,055	3,103	9,820	10,508

Loss from operations	(6,108)	(5,113)	(15,486)	(18,474)

Other (expense) income
Interest expense	(767)	(811)	(2,496)	(2,152)
(Loss) on exchange or conversion of debt	–	–	(2,202)	(4,933)
(Loss) from change in fair value of the 2017 Notes	–	–	–	(339)
Gain/(Loss) from change in fair value of derivative warrant liability	5	(413)	(3,035)	5,106
(Loss)/Gain from change in fair value of 2020 Notes embedded derivative	(7)	2,184	2,340	522
Other income	(3)	–	5	26
Total other expense, net	(772)	960	(5,388)	(1,770)

Net loss	$(6,880)	$(4,153)	$(20,874)	$(20,244)

Net loss per share - basic and diluted	$(0.85)	$(5.03)	$(5.75)	$(27.91)
Weighted-average number of common shares outstanding - basic and diluted	8,087,397	825,408	3,629,370	725,323

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	(unaudited)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$38,316	$11,553
Accounts receivable	637	1,054
Inventories	3,301	4,362
Prepaid expenses and other current assets	949	712
Total current assets	43,203	17,681

Property, plant and equipment, net	66,853	70,369
Deposits and other assets	1,310	803
Total assets	$111,366	$88,853

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,808	$4,011
2020 Notes embedded derivative liability	691	5,224
Derivative warrant liability	81	1,951
Total current liabilities	5,580	11,186

2020 Notes, net	12,155	13,491
2022 Notes, net	–	515
Other long-term liabilities	407	130
Total liabilities	18,142	25,322

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 8,095,120 and 1,090,553 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively.	81	11
Additional paid-in capital	515,367	464,870
Accumulated deficit	(422,224)	(401,350)
Total stockholders' equity	93,224	63,531
Total liabilities and stockholders' equity	$111,366	$88,853

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating Activities
Net loss	$(20,874)	$(20,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	3,035	(5,105)
(Gain)/Loss from change in fair value of 2020 Notes embedded derivative	(2,340)	(522)
Loss from the change in fair value of the 2017 Notes	–	339
Loss from the exchange or conversion of notes	2,202	4,933
Stock-based compensation	320	323
Depreciation and amortization	4,903	4,994
Non-cash interest expense	1,307	579
Other non-cash expense	6	–
Changes in operating assets and liabilities:
Accounts receivable	417	(121)
Inventories	1,061	(873)
Prepaid expenses and other current assets	(295)	22
Accounts payable, accrued expenses, and long-term liabilities	104	(766)
Net cash used in operating activities	(10,154)	(16,441)

Investing Activities
Acquisitions of property, plant and equipment	(933)	(1,682)
Net cash used in investing activities	(933)	(1,682)

Financing Activities
Payments on secured debt	–	(9,791)
Debt and equity offering costs	(365)	(1,071)
Proceeds from issuance of common stock, net of commissions	36,952	11,044
Proceeds from the exercise of warrants	1,263	2,206
Net cash (used in)/provided by financing activities	37,850	2,388

Net (decrease) in cash and cash equivalents	26,763	(15,735)

Cash, cash equivalents, and restricted cash
Beginning of period	11,553	30,499
End of period	$38,316	$14,764

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Non-GAAP Cash EBITDA:
Loss from operations	$(6,108)	$(5,113)	$(15,486)	$(18,473)
Depreciation and amortization	1,618	1,653	4,903	4,994
Non-cash stock-based compensation	281	100	518	323
Non-GAAP cash EBITDA	$(4,209)	$(3,360)	$(10,065)	$(13,156)

Non-GAAP Adjusted Net Loss:
Net Loss	$(6,880)	(4,153)	$(20,874)	$(20,244)
(Loss) on exchange of debt	–	–	(2,202)	(4,933)
(Loss) from change in fair value of the 2017 Notes	–	–	–	(339)
Gain / (Loss) from change in fair value of derivative warrant liability	5	(413)	(3,035)	5,106
(Loss) / Gain from change in fair value of 2020 Notes embedded derivative	(7)	2,184	2,340	522
Non-GAAP Net (Loss)	$(6,878)	(5,924)	$(17,977)	$(20,600)
Weighted-average number of common shares outstanding - basic and diluted	8,087,397	825,408	3,629,370	725,323
Non-GAAP Adjusted Net Loss per share - basic and diluted	$(0.85)	$(7.18)	$(4.95)	$(28.40)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com